CERTIFICATE OF INCORPORATION

of the

COMAR PRODUCTS INC

This is to certify, That we, Edwin Markoski, Marguerite G. Siersma, and Sara Elizabeth Adam, do hereby associate ourselves into a corporation, under and by virtue of Title 14 of the Revised Statutes, and do severally agree to take the number of shares of capital stock set opposite our respective names.

(a) The name of the corporation is- COMAR PRODUCTS, INC.

(b) The location of the principal office in this State is Gurnee Lane, in the Borough of Butler, County of Morris and State of New Jersey.

(c) The name of the agent therein and in charge thereof, upon whom process against this corporation may be served is Edwin Markoski.

(d) The objects for which this corporation is formed are:

To manufacture, cause to be manufactured, construct, buy, sell, license, lease, deal in and deal with machinery of every kind and description, and articles of every nature in connection therewith.

To acquire, hold, possess and own letters patent of the United States and of any foreign country now or hereafter issued or to acquire licenses under such patents for the manufacture and sale of machinery or improvements thereon or articles of any nature and beneficially to use rights under such patents by vending the said patents or rights and licenses thereunder.

To manufacture as herein specified, either directly or indirectly, or by contract with other corporations or with individuals, and to carry on a general manufacturing wholesale and retail merchandise business.

To buy used machinery and equipment of every kind and description and to recondition or rebuild such used articles of machinery and equipment by the use of the facilities of this corporation or by the use of the plants and equipment of others.

To sell reconditioned and rebuilt machinery and equipment of every kind and description, at wholesale and retail.

This corporation shall also have power to conduct its business in all its branches, have one or more offices, and unlimitedly to hold, purchase, mortgage, lease and convey real and personal property in any State, Territory or Colony of the United States of America, or any foreign Country or place.

(e) The total authorized capital stock of this corporation is Fifty Thousand Dollars ($50,000) dividend into Five hundred shares of a par Value of One Hundred ($100) Dollars, each.

(f) The names and post-office address of the incorporators and the number of shares subscribed for by each, the aggregate of which Seventy five Hundred ($7,500) Dollars, is the amount of capital stock with which this corporation will commence business, are as follows:

NAME	Post-Office Address	No. Shs

Edwin Markoski	Echo Lake Road, West Milford, NJ	25

Sara Elizabeth Adam	23 Concord Avenue, Glen Rock, NJ	25

Marguerite G. Siersma	531 Doremus Avenue, Glen Rock, NJ	25

(g) The period of existence of this corporation is unlimited.

IN WITNESS WHEREOF, we have hereunto set our hands and seals the 22nd day of July A.D. 1946.

/s/ Edwin Markoski
Edwin Markoski

/s/ Sara Elizabeth Adam
Sara Elizabeth Adam

/s/ Marguerite G. Siersma
Marguerite G. Siersma

Signed, sealed and delivered in
presence of

/s/ Philip C. Wadsworth
Philip C. Wadsworth

State of New Jersey	)
) ss
County of Bergen	)

BE IT REMEBERED, That on this 22nd day of July, A.D. 1946, Before me, an Attorney-at-Law of New Jersey, personally appeared, Edwin Markoski, Sara Elizabeth Adam and Marguerite G. Siersma, who I am satisfied are the persons named in and who executed the foregoing certificate, and I having first made known to them the contents thereof, they did each acknowledge that they signed, sealed and delivered the same as their voluntary act and deed for the uses and purposes therein expressed.

Philip C. Wadsworth

/s/ Philip C. Wadsworth
Attorney-at-Law of New Jersey